EXHIBIT 12

                             THE BANK OF NEW YORK COMPANY, INC.
                       Ratios of Earnings to Fixed Charges and Ratios
                          of Earnings to Combined Fixed Charges,
                         Distribution on Trust Preferred Securities,
                              and Preferred Stock Dividends
                             For The Years Ended December 31,


EARNINGS                              1997     1996     1995     1994     1993
--------                              ----     ----     ----     ----     ----
                                                 (Dollars in millions)

Income Before Income Taxes          $1,838   $1,656   $1,482  $ 1,198   $  886
Fixed Charges, Excluding
  Interest on Deposits                 446      502      568      436      340
                                    ------   ------   ------   ------   ------
Income Before Income Taxes and
  Fixed Charges Excluding
  Interest on Deposits               2,284    2,158    2,050    1,634    1,226

Interest on Deposits                 1,290    1,152    1,265      842      701
                                    ------  -------   ------   ------   ------

Income Before Income Taxes and
  Fixed Charges, Including
  Interest on Deposits              $3,574   $3,310   $3,315   $2,476   $1,927
                                    ======  =======   ======   ======   ======

FIXED CHARGES
-------------

Interest Expense, Excluding
  Interest on Deposits              $  415   $  470   $  537    $  403   $  305
One-Third Net Rental Expense*           31       32       31        33       35
                                    ------   ------   ------    ------   ------
Total Fixed Charges, Excluding
  Interest on Deposits                 446      502      568       436      340
Interest on Deposits                 1,290    1,152    1,265       842      701
                                    ------   ------   ------    ------   ------
Total Fixed Charges, Including
  Interest on Deposits              $1,736   $1,654   $1,833    $1,278   $1,041
                                    ======   ======   ======    ======   ======

DISTRIBUTION ON TRUST PREFERRED
SECURITIES, PRE-TAX BASIS           $   65   $    2   $    -    $    -   $    -
-------------------------------     ======   ======   ======    ======   ======

PREFERRED STOCK DIVIDENDS,
  PRE-TAX BASIS                     $   14   $   16   $   16    $   21   $   40
-------------------------------     ======   ======   ======    ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits        5.12x    4.30x    3.61x     3.75x    3.61x
Including Interest on Deposits        2.06     2.00     1.81      1.94     1.85

EARNINGS TO COMBINED FIXED CHARGES,
DISTRIBUTION ON TRUST PREFERRED
SECURITIES, & PREFERRED STOCK
DIVIDENDS RATIOS
-----------------------------------

Excluding Interest on Deposits        4.35     4.15     3.51      3.58     3.23
Including Interest on Deposits        1.97     1.98     1.79      1.91     1.78


*The proportion deemed representative of the interest factor.